Exhibit 99.1

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

May 8, 2003

4:00 pm CT

Operator:	Good afternoon, ladies and gentlemen.

And welcome to the Catalina Marketing Corporation Conference Call to review fourth quarter results.

At this time, all lines are on a listen-only mode. Later we will conduct our question and answer session.

And instructions will follow at that time.

Should anyone require operator assistance during this conference, please press star and the zero key on your touchtone telephone.

As a reminder, ladies and gentlemen, this conference is being recorded.

And now I’d like to turn the call over to Mr. Daniel Granger, Chairman and Chief Executive Officer of Catalina Marketing Corporation.

Mr. Granger, please go ahead.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Daniel Granger:	Thank you, operator. Good afternoon and thank you for joining us on our quarterly conference call.

With me today are Mike Bechtol, our President and Chief Operating Officer; Patty Melanson, Group President responsible for Catalina Manufacturer Services, Retail Services, Direct Marketing Services and Catalina Marketing Analytics; Sue Klug, our Group President responsible for Health Resource, International, Research Solutions, Corporate Marketing and New Business Development — that’s quite a mouthful, Sue — Jay Parsons, Executive Vice President of Manufacturer Services.

And also present today are Chris Wolf, our Chief Financial Officer; and Joanne Freiberger, our Vice President of Finance.

I’ll begin this afternoon with an overview of the business results for the fourth quarter, followed by my comments regarding our expectations for the upcoming first quarter and the fiscal year. Chris Wolf will then provide a financial review before we open the call up for questions. To allow enough time for discussion, we’ll keep the commentary relatively brief.

As we begin, I’d like to caution everyone on forward-looking statements. Certain information in our formal discussion and Q&A may contain forward-looking comments. This information involves risks and uncertainties that could significantly affect our expected results. Listeners are cautioned to consider these factors when making decisions based on such forward-looking information.

First, for those of you who have not seen the press release yet, let me start with an overview of our fourth quarter performance. Results are in line with the guidance that we provided on April 15. Consolidated revenue for the

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

quarter was $133 million, compared to $133.5 million in the fourth quarter last year.

Net income for the fourth quarter was $15.9 million or approximately 30 cents per diluted share, compared to $22.7 million or 40 cents per diluted share in the prior year. For the year ended March 31, 2003, net income was 56.4 million or approximately $1.03 per diluted share, compared to prior year net income of 61.9 million or $1.08 per diluted share.

Let me point out that these earnings estimates do not include approximately 10.5 million or 20 cents per diluted share of non-cash asset impairment charges in the fourth quarter.

Full year earnings also exclude the 10.5 million or 19 cents per diluted share or non-cash asset impairment charges — expenses in the fourth quarter and the previously disclosed 2.5 million or 5 cents per diluted share non-cash charge related to the write-down of certain cost-based minority equity investments that we recognized during the second quarter of the last fiscal year.

Including the impact of the non-cash charges, earnings were 10 cents per diluted share for the fourth quarter and 79 cents per diluted share for the year ended March 31, 2003.

As we discussed on April 15, several factors affected the fourth quarter results. The primary driver of the revenue shortfall is based on results at Catalina Health Resource relating to further delays occurring late in the fourth quarter, in marketing spending by our pharmaceutical manufacturer clients and our Catalina Health Resource business.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Additionally, our retail pharmacy partners have continued to be cautious and extremely selective in their program participation. In fact, in the fourth quarter, Eckerd continued to decline running certain programs and are currently not running any programs that we have sold.

Although we had expected this Health Resource sales pressure that started in the second quarter of the last fiscal year to continue at least throughout the remainder of the current fiscal year, the impact to the Catalina Health Resource business has been greater than we had originally anticipated.

The specific actions we are taking to address the situation at Health Resource include — number one, we have significantly increased our executive management focus on this business. As we discussed on April 15, Chris Wolf and I conducted detailed account reviews with the Health Resource sales force — each sales person individually. As a result, a thorough overhaul of the sales forecasting process is being implemented. This will help address issues with visibility.

We accepted the resignation of George Neal, President and Chief Operating Officer of Health Resource. Sue Klug, Group President and one of our most experienced senior executives, is managing the day-to-day operations of the business, while we search for a new general manager.

Mike Bechtol and Sue Klug conducted a review of the entire Health Resource business this week. As a result, they have put several tactical short-term initiatives in place to drive sales, improve forecasting, control costs, and improve overall business operations.

Number two, we also have taken significant steps this quarter to right-size the business. During April, we took cost-cutting measures and eliminated

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

positions at Health Resource to bring the relative size of the infrastructure in line with the lower business outlook. We will continue to find and implement operational efficiencies and potential synergies with our core business processes to lower the breakeven point for this business.

Number three, a very high top priority will be the streamlining of the approval process to execute newsletter programs with our pharmacy retailers that our pharmaceutical sales organization has sold.

In light of this challenging operating environment for the Health Resource business, we remain both confident and committed to the long-term growth and profitability of the Catalina Health Resource business. Patients recognize the value and the benefits delivered in the Health Resource newsletter. And our clients recognize the strong return on investment provided by this service to their patients. And all of our patients have a right to know of the opportunities that are out there.

Additionally during the fourth quarter, the Company completed its impairment review under the provisions of FAS 142. And as a result, we also recognized non-cash pre-tax impairment charges of 10.5 million for the Catalina UK business, as the Company determined that the current business model no longer supports the carrying value of its assets.

As we mentioned in our April press release, the Company also chose to incur operating costs during the fourth quarter that were higher than anticipated in previous guidance. These additional costs during the fourth quarter were primarily a result of increased business development expenses, as well as various corporate costs related to the previously announced management restructuring.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Turning to the individual operating units’ quarterly performance, revenue in the core domestic business was up 4% compared to the fourth quarter of last year. On an annual basis, the core domestic business revenue grew approximately 9% over the previous fiscal year. In the quarter, 165 stores were added to the network on a net basis, for a total of 17,498 stores.

The goal of adding 1000 net new stores was achieved for the full year, with total net additions for the year of 1,010 stores. Our behavior-based at-home sampling program, Sample Logic, which is part of our Direct Marketing Services Group, experienced a fourth consecutive quarter of year-over-year growth and has targeted sampling programs available in almost 16,000 stores including mass drug stores and club stores.

In the fiscal fourth quarter, Health Resource revenue decreased 34% versus the prior year period, resulting in a net loss of 6 cents per diluted share. On a year to year — on a year-to-date basis, revenue decreased 9% compared to the prior 12-month period, resulting in a net loss of approximately 8 cents per diluted share.

Moving to overseas, sales in Europe increased 96% for the quarter and 42% for the full fiscal year. Revenue growth was positive in France, Italy and UK for both the fourth quarter and the full fiscal year. There were a total of 3,949 stores installed in Europe at the end of the period. We gained presence in 398 net new stores for this quarter.

Turning to Japan, revenue in the quarter decreased approximately 9% compared to the fourth quarter last year. The coupon business continues to gain momentum, with revenue growth in the quarter of 31%, while we continue to experience significant softness in the Japan out-of-home billboard business.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

At the end of the quarter, the Catalina Networks has installed in 568 stores in Japan. We continue to expand our retail presence in Japan, contracting with both Sotetsu Rosen and Izumi during the quarter. This increased store coverage will in turn provide additional opportunities to expand our business with consumer packaged goods manufacturers and retailers in the Japanese market.

As we look toward fiscal year 2004, we expect the reduced marketing spending by pharmaceutical clients and selective program participation by retail pharmacies to continue to impact Catalina Health Resource. Based on the soft economic environment and the continued uncertainty in our Health Resource business, the Company is revising our first quarter and total fiscal 2004 guidance.

We now expect our fiscal year 2004 consolidated revenue to grow between 5 and 10%. As previously disclosed, the Company anticipates our first quarter non-cash charge of approximately $25 million or approximately 46 cents per diluted share related to the Japanese billboard business.

Also, due to the recently issued statement of Financial Accounting Standards Interpretation Number 46, the Company expects to begin to report operations related to its variable interest entity, which has been used as the lease financing vehicle for the corporate headquarters facility in St. Petersburg, Florida.

The resulting cumulative effect of a change in accounting principle related to the accumulated depreciation on the headquarters facility will be approximately 3.4 million or 6 cents per diluted share.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Earnings for the year ending March 31, 2004, are estimated to be in the range of 56 cents to 61 cents per diluted share, after the anticipated effect of the Japan impairment charge and the cumulative effect of the change in accounting. Excluding the effect of these non-cash charges, the Company anticipates diluted earnings per share in the range of $1.08 to $1.13.

For the first quarter ended June 30, 2003, consolidated revenue is anticipated to be flat to down 5%, compared to the first quarter of the prior fiscal year, due primarily to anticipated sales results at Health Resource.

As a result, we estimate that consolidated first quarter net loss will be between 34 cents and 36 cents per diluted share, after the effect of the estimated $25 million or 46 cents per diluted share non-cash charge mentioned above. Excluding the effect of the non-cash charge, the Company anticipates first quarter diluted earnings per share to be in the range of 10 to 12 cents.

With that, I’d like to turn it over to Chris Wolf to discuss the financials. Chris.

Chris Wolf:	Thank you, Dan. I’ll begin with a review of the fourth quarter and year-to-date results and then spend a few minutes discussing the upcoming first quarter.

To recap, fourth quarter revenue totaled $133 million compared to $133.5 million in Q4 of fiscal year 2002, representing a slight decrease from last year. Diluted earnings per share in the period equaled 10 cents after the effect of the $10.5 million or 20 cent non-cash charge related to the impairment charge against goodwill and other assets in Catalina Marketing UK.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Excluding the effect of the non-cash charge, diluted earnings per share in the period were 30 cents, compared to 40 cents per diluted share in the same quarter of fiscal year 2002.

As Dan indicated, the shortfall in quarterly year-over-year revenue growth was a result of continued delays in marketing spending by our pharmaceutical clients at Catalina Health Resource.

The combination of a more lengthy approval process by pharmaceutical clients, coupled with retailers remaining more selective in their program participation, caused revenues at Health Resource to decline 34% for the quarter.

For the fourth quarter, the core domestic business revenue increased by 4%, led by our Direct Marketing Services business which posted another strong quarter. In addition, our international operations performed well during the quarter. Catalina Marketing Europe posted revenue growth of 96% over the prior-year period, while the Japanese coupon business increased revenues in excess of 30%.

Taking a look at expenses, direct costs in the period totaled $59.5 million or 44.7% of revenue, as compared to $55.7 million or 41.7% of revenue for the same period last year. The increase in direct costs as a percentage of revenue resulted primarily from third party costs in connection with our Direct Marketing Services mail programs. We also increased business development costs related to some of our new ventures, as well.

SG&A expenses in the quarter totaled $34.6 million or 26% of revenue versus 23.2% of revenue in the fourth quarter last year. The higher SG&A costs ratio this year reflects a decrease in the relative revenue from Catalina Health

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Resource, as well as increased costs for sales personnel, marketing, and IT development expenses. In addition, we incurred costs in connection with the reorganization of our Research Solutions business.

Net income for the period was $15.9 million, excluding the effect of the $10.5 million non-cash charge for an after-tax return on revenue of 11.9%, compared to net income of $22.7 million and a 17% return on fourth quarter revenue last year.

Taking a look at cash flow and capital resources, operating cash flow in the fourth quarter approximated $41.6 million versus $27 million in the same quarter last year. Capital expenditures in the period amounted to $17.6 million, compared to $6.3 million in the fourth quarter last year. The higher spending this year can be attributed primarily to higher levels of store equipment purchases, both domestically and overseas, in addition to corporate support.

During the fourth quarter of the fiscal year, the Company repurchased 816,300 shares of Catalina common stock, totaling $15.1 million at an average price of $18.50 per share. At March 31, the Company had approximately $57.3 million remaining for additional repurchases under the July 2002 share repurchase authorization.

At the end of the quarter, the Company had drawn down $12 million of its 150 million U.S. credit facility, as compared to $10 million drawn down in the fourth quarter last year. Total consolidated debt outstanding equals $38.7 million at year end. Cash on hand at the end of the period approximated $1.3 million, compared with $13.3 million at the end of the fourth quarter last year.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

To recap year-to-date results, revenue increased 6% over the same period last year to reach $474.4 million. Direct costs were $213.2 million or 45% of revenue, as compared with $193.1 million or 43.2% of revenue for the same period last year. SG&A expenses equaled $124.2 million or 26.2% of year-to-date revenue, versus $111.5 million or 25% of revenue in the same period last year.

Net income for the fiscal year was $56.4 million for an after-tax return on revenue of 11.9% and earnings per diluted share of $1.03, excluding the effect of the second quarter $2.5 million non-cash charge and the fourth quarter $10.5 million non-cash charge.

For the fiscal year, operating cash flow approximated $116.7 million versus $116.8 million last year. Capital spending was $41.5 million as compared to $30.2 million for the fiscal year of 2002. Repurchases of Catalina common stock totaled $72 million for the fiscal year, as compared to 46-1/2 million for fiscal 2002.

Looking ahead to the first quarter of fiscal year 2004, as Dan previously outlined, our revenue and earnings projections are as follows. For the first quarter, we expect consolidated revenue — is expected to range from flat to a decline of 5% and projected earnings per share to be in the range of 10 to 12 cents, before the effect of the non-cash charge estimated to be approximately $25 million or approximately 46 cents per share related to the Japan billboard business.

For the full fiscal year 2004, we expect consolidated revenue to grow between 5 and 10% over fiscal 2003. Earnings per share are forecasted to be between $1.08 and $1.13 per share before the effect of any non-cash charge.

CATALINA MARKETING CORPORATION

Moderator: Daniel Granger

05-08-03/4:00 pm CT

Confirmation #9638521

Our estimated revenue projections on a business unit basis for the first quarter and the full fiscal year are as follows. Revenue for the core domestic business is expected to decrease 0 to 5% in the first quarter and increase 5 to 10% for the full fiscal year.

In Catalina Marketing Europe, we anticipate revenue will increase 80 to 90% in the first quarter and increase 30 to 40% for the full year. Catalina Marketing Japan is expected to show a decrease of 30 to 35% in the first quarter and a decrease of 15 to 20% for the full year.

Catalina Health Resource revenue is projected to decline between 15 to 20% in the first quarter and decrease from 0 to 5% for the full fiscal year. And finally, revenue from the Catalina Marketing Research Solutions business is expected to increase in the range of 0 to 5% in the first quarter and increase approximately 10 to 15% for the full year.

That concludes our financial review for the quarter.